Exhibit 9

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
Denison Mines Corp. First Quarter 2011 Results
Conference Call Thursday, May 12, 2011
Toronto, ON — May 4, 2011 (TSX: DML; AMEX: DNN) Denison Mines Corp. (“Denison” or the “Company”) announces that the Company will hold a telephone conference with a webcast presentation at 8:00 am EDT on Thursday, May 12, 2011 to discuss financial results for the First Quarter 2011.
Please call in 5-10 minutes before the conference starts and stay on the line (an operator will be available to assist you). The call-in number is (416) 340-2216.
To view the live presentation, please log on at www.denisonmines.com 10 minutes prior to the call.
Approximately two hours after the call:
•	a replay of the telephone conference will be available at 905-694-9451 and the passcode is 2461552; and

•	the presentation will be available at www.denisonmines.com.
About Denison
Denison Mines Corp. is an intermediate uranium producer with production in the U.S., combined with a diversified development portfolio of projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. Denison owns interests in world-class exploration projects in the Athabasca Basin in Saskatchewan, including its flagship project at Wheeler River, and in the southwestern United States, Mongolia and Zambia. Denison is the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium in concentrates and uranium hexafluoride.
For further information, please contact:

Ron Hochstein	(416) 979-1991 ext. 232
President and Chief Executive Officer

James Anderson	(416) 979-1991 ext. 372
Executive Vice President & Chief Financial Officer